UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                         FORM 8-K/A No. 1

                          CURRENT REPORT

             PURSUANT TO SECTION 13 OR 15(D) OF THE
                 SECURITIES EXCHANGE ACT OF 1934
                       ___________________


        Date of Report (date of earliest event reported):
                           November 6, 1996


        NAVISTAR FINANCIAL RETAIL RECEIVABLES CORPORATION
      (Exact name of Registrant as specified in its charter)

                             Delaware
          (State or other jurisdiction of incorporation)


File #1-4146-1                                         51-0337491
(Commission File Number)     (I.R.S. Employer Identification No.)


2850 West Golf Road Rolling Meadows, Illinois               60008
(Address of principal executive offices)               (Zip Code)


       Registrant's telephone number, including area code:
                             847-734-4275

             INFORMATION TO BE INCLUDED IN THE REPORT


Item 5.  Other Matters.

     (a) On November 6, 1996, the Registrant, a wholly owned subsidiary of Navistar Financial Corporation ("NFC"), purchased a pool of retail instalment sale contracts for, and retail loans evidenced by notes secured by, medium and heavy-duty trucks, buses and trailers with an aggregate outstanding principal balance as of October 1, 1996 of $486,507,362.75 (collectively, the "Receivables") from NFC for a purchase price equal to the principal balance of the Receivables as of October 1, 1996. The Registrant paid a portion of the purchase price from the net cash proceeds of the issuance of the Securities (as described below) and paid the remainder with an intercompany advance from NFC.

     The Registrant immediately transferred the Receivables to the Navistar Financial 1996-B Owner Trust (the "Trust"). The Trust issued publicly three classes of notes (the "Notes") and one class of certificates (the "Class B Certificates") and issued privately one class of certificates (the "Class C Certificates" and, together with the Notes and the Class B Certificates, the "Securities") backed by the Receivables. The net cash proceeds of the issuance of the Securities were $484,974,311.09, which, together with a Class C Certificate with an initial certificate balance of $317,362.75, were transferred to the Registrant. A portion of the net cash proceeds were used to pay approximately $450,000 of transaction fees and expenses and to fund a $12,162,684.06 deposit into a reserve account as credit support for the Receivables. The balance of the net cash proceeds were paid to NFC as part of the purchase price for the Receivables.

                            SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   NAVISTAR FINANCIAL RETAIL
                                   RECEIVABLES CORPORATION
Date: December 17, 1996            By: /s/ R. Wayne Cain

                                   Name:  R. Wayne Cain
                                   Title: Vice President